PROSPECTUS SUPPLEMENT NO. 7

Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-131603

CRDENTIA CORP.

PROSPECTUS SUPPLEMENT NO. 7 DATED January 11, 2007

TO THE PROSPECTUS DATED April 10, 2006

This Prospectus Supplement No. 7 supplements our Prospectus dated April 10, 2006 with the following attached document:

                A.            Form 8-K Current Report dated December 29, 2006

The attached information modifies and supersedes, in part, the information in the prospectus. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement No. 7 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS, AS
SUPPLEMENTED BY THIS PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS
TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

The date of this prospectus supplement is January 11, 2007

INDEX TO FILINGS

Annex
Form 8-K Current Report of the registrant filed with the SEC on December 29, 2006	A

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2006

CRDENTIA CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-31152	76-0585701
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5001 LBJ Freeway, Suite 850

Dallas, Texas 75244

(Address of Principal Executive Offices) (Zip Code)

(972) 850-0780

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Effective as of December 29, 2006, Crdentia Corp. (the “Company”) executed an Amendment No. 1 (“Amendment No. 1”) to that certain Agreement and Plan of Merger, dated as of September 20, 2006, by and among the Company, iVOW Acquisition Corp. and iVOW, Inc. (the “Merger Agreement”).  Amendment No. 1 extends the Termination Date of the Merger Agreement to March 31, 2007.

The foregoing description of Amendment No. 1 does not purport to be complete and is qualified in its entirety by Amendment No. 1 attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
2.1	Amendment No. 1, effective as of December 29, 2006, to Agreement and Plan of Merger, by and among the Company, iVOW Acquisition Corp. and iVOW, Inc.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRDENTIA CORP.

January 3, 2007	By:	/s/ James J. TerBeest
James J. TerBeest
Chief Financial Officer

3

EXHIBIT INDEX

Exhibit	Description
2.1	Amendment No. 1, effective as of December 29, 2006, to Agreement and Plan of Merger, by and among the Company, iVOW Acquisition Corp. and iVOW, Inc.

4

Exhibit 2.1

Amendment No. 1

to

Agreement and Plan of Merger

This Amendment No. 1, effective as of December 29, 2006 (this “Amendment”), is to that certain Agreement and Plan of Merger (the “Agreement”), dated as of September 20, 2006, by and among Crdentia Corp., a Delaware corporation (“Parent”); iVOW Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and iVOW, Inc., a Delaware corporation (the “Company”).  All capitalized terms set forth in this Agreement not defined herein shall have the meaning set forth in the Agreement.

WHEREAS, Parent, Merger Sub and the Company desire to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties mutually agree as follows:

1.             Termination Date.  Section 7.01(b)(i) is hereby amended and restated in its entirety as follows:

“(i)          if the Merger has not been consummated on or before March 31, 2007 (such date, the “Termination Date”);”.

2.             Accountant’s Resignation.  The parties acknowledge that J.H. Cohn LLP has resigned as the Company’s independent registered public accounting firm and the parties agree that the resignation of J.H. Cohn LLP and any related failure by the Company to take any actions required by the Agreement (or effect any closing condition), including without limitation filing its reports with the SEC in a timely manner or promptly holding a stockholders’ meeting shall not be deemed to be a breach by the Company of its obligations under the Agreement and shall not be deemed to have had or be likely to have a Material Adverse Effect on the Company.

3.             Mutual Representations and Warranties.  Each party hereby represents and warrants to the other parties that: (i) such party has the authority and right to enter into and perform this Amendment, (ii) this Amendment is a legal and valid obligation binding upon such party and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights, and (iii) such party’s execution, delivery and performance of this Amendment will not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.  Each party acknowledges and hereby verifies that the other party has not made any representations or warranties in connection with this Amendment, whether express or implied, of any kind or character, except as expressly set forth herein.

4.             General Provisions.

(a)           Except as amended hereby, the Agreement shall remain unchanged and in full force and effect.

(b)           The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements and undertakings, oral or written, concerning the subject matter hereof.  This Amendment may not be changed or terminated orally, and may only be changed or terminated by a writing signed by the party against whom such change or termination is sought.

(c)           This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

(d)           This Amendment may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall be deemed to be one and the same instrument.  Delivery of signed counterparts by facsimile shall be fully as effective as if original counterparts were executed and delivered.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties as of the date first set forth above.

CRDENTIA CORP.
a Delaware corporation

By:
Name:	James J. TerBeest
Its:	Chief Financial Officer

IVOW ACQUISITION CORP.

By:
Name:	James J. TerBeest
Its:	Chief Financial Officer

IVOW, INC.

By:
Name:	Richard Gomberg
Its:	Vice President, Chief Financial Officer

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]